Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal Year 2014 First Quarter Earnings Results and
Schedules Conference Call for August 19, 2013

Fiscal Year 2014 First Quarter Highlights:

●	Revenues from retail sales increased to $10.9 million, up 21.9% from the prior period
●	Gross profit from retail sales were $2.8 million, down 19.8% from the prior period
●	Revenue from wholesale operations decreased to $4.4 million, down 79.3% from the prior period
●	Net loss was $0.8 million
●	Diluted and basic loss per share was $0.06

China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today reported earnings results for the three months ended June 30, 2013. The Company will hold a conference call on Monday, August 19, 2013, at 8:00 a.m. Eastern Time. Please see below for dial-in information.

Mr. Lei Liu, the Company's Chairman and CEO, stated, “Since the end of 2012, we have been refocusing on our competitive advantages in the retail drugstore segment: hiring additional clinic staff to better advise on drug selection, exploring the opening of additional clinics next to our drugstores, and stocking each location to better cater to its neighbourhood. Nevertheless, retail profit margin decreased slightly from the same period last year as we were forced to adjust prices by government price control and our competitors.” As of August 14, 2013, the Company operated 51 pharmacies, including five stores in Shanghai.

Mr. Liu continued, “Since the third quarter of fiscal 2013, we have stopped low margin sales in our wholesale segment and are focusing on profitability over sales volume.  Although this strategy may impact our ability to achieve first-tier distributor status, we believe that this approach is critical for our overall operations going forward.”

“For Fiscal 2014, we are looking to stabilize and grow our revenue primarily through our retail operation, and we will continue our wholesale operations with an eye on bottom line results,” concluded Mr. Liu.

Balance Sheet Highlights

As of June 30, 2013, the Company had $2.7 million of cash, $69.6 million in total assets and $31.5 million in total liabilities.

Fiscal Year 2014 First Quarter Results

Comparison of the three months ended June 30, 2013 and 2012

The following table summarizes our results of operations for the three months ended June 30, 2013 and 2012:

	Three months ended June 30,
	2013		2012
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$15,336,519	100.0%	$32,847,330	100.0%
Gross profit	$3,601,169	23.5%	$5,144,777	15.7%
Selling expenses	$1,680,842	11.0%	$1,858,225	5.7%
General and administrative expenses	$2,640,818	17.2%	$2,846,578	8.7%
(Loss) income from operations	$(720,491)	(4.7)%	$439,974	1.3%
Other (expense) income, net	$(40,413)	(0.3)%	$98,698	0.3%
Change in fair value of purchase option derivative liability	$12,665	0.1%	$(158)	(0.0)%
Income tax expense	$39,520	0.3%	$3,882	0.0%
Net income attributable to controlling interest	$(787,516)	(5.1)%	$534,887	1.6%
Net loss attributable to noncontrolling interest	$(243)	(0.0)%	$(255)	(0.0)%

Revenue

Our revenue decreased by $17,510,811 or 53.3% period over period, primarily due to the decrease in our wholesale business and herb farming business, offset by an increase in our retail business:

(1)
Retail sales, which accounted for approximately 71.2% of total revenue for the three months ended June 30, 2013, increased by $1,957,934 or 21.9% to $10,912,390. Performance of many of our older stores have improved from concerted efforts to improve customer experience, such as hiring more physicians to increase availability of in-store consultation, and stocking each store location to better cater to its neighbourhood. At the same time, many of the stores opened in the past two years are now maturing and able to accept state-sponsored medical insurance.  Same-store sales increased by approximately $2,151,250 or 25.6%, while online sales contributed approximately $1,264,172 in revenue, an increase of 125.2%.   The increase in same-store sales reflects implementation of our key drugstore operation strategy such as promoting sale through our doctors and clinics, as well as modest economic growth in China.  Retail margin, however, fell from 26.0% to 25.7% due to price adjustments caused by government drug price control.  Our store count decreased to 51 as of June 30, 2013, from 65 a year ago.  However, because the stores that we closed were underperforming with low sale volume, their closure had little effect on our overall retail sales.

(2)
Wholesale revenue, which represented 28.8% of total revenue for the three months ended June 30, 2013, decreased by $16,944,654 or 65.0%.  Such significant contraction resulted from ongoing implementation of our new wholesale strategy to focus on profitability rather than sales volume.  Thus, our wholesale profit margin increased from 2.5% to 18.6%. However, until we can achieve first-tier distributor status with more vendors, we will continue to have limited access to more lucrative sales channels such as hospitals, and do not expect our wholesale business to expand significantly in the immediate future.

(3)
Sales from our herb farming business amounted to $0 for the three months ended June 30, 2013 as compared to $2,524,091 a year ago. Because market prices were lower than anticipated, we decided to hold off harvesting certain herbs (such as ginkgo trees which, although can be harvested, will increase in value with age), and to keep what we have harvested in inventory, until prices reached an acceptable level. We generally plant herbs based on our best estimate as to future market demands, and harvest and sell them when market conditions are favourable. We anticipate that we will continue doing so in upcoming fiscal year, but do not expect a significant increase from fiscal 2013 in terms of revenue or gross profit.

Quarterly Revenue by Segment

The following table breaks down the revenue for our three business segments for the three months ended June 30, 2013 and 2012:

	Three months ended June 30,
	2013		2012
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$9,648,218	62.9%	$8,393,098	25.6%	$1,255,120	15.0%
Revenue from online sales	1,264,172	8.2%	561,358	1.7%	702,814	125.2%
Sub-total of retail revenue	10,912,390	71.1%	8,954,456	27.3%	1,957,934	21.9%

Revenue from wholesale business	4,424,129	28.8%	21,368,783	65.0%	(16,944,654)	(79.3)%
Revenue from farming business	-	-%	2,524,091	7.7%	(2,524,091)	(100.0)%
Total revenue	$15,336,519	100%	$32,847,330	100%	$(17,510,811)	(53.3)%

The revenue fluctuation period over period reflected the following:

(1)
Drugstore revenue increased by approximately $1.2 million or 15% period over period, primarily due to three factors. First, we reconfigured operating strategy to refocus on our strengths.  For example, by hiring additional doctors for our clinics, we were able to attract and serve more patients who in turn purchased their medication from our stores.  Second, all of the stores that we opened in Hangzhou during the past two years are now able to accept state-sponsored medical insurance, six of which were unable to do so a year ago.  Since insurance reimbursement accounted for approximately 50% our drugstore revenue from Hangzhou in the past year, the ability to accept medical insurance is a significant factor in a store’s operating performance.  Third, the modest growth in Chinese economy has encouraged consumers to spend, so a modest increase in drug sales is expected.

(2)
Wholesale revenue decreased by $16,944,654 or 79.3% period over period. The drop in wholesale revenue is a reflection of our strategy to focus on profitability. Although we achieved our sales volume in the prior period quickly through competitive pricing, we incurred loss as result of low profit margin and rising overhead. Since our third fiscal quarter of fiscal 2013, we have ceased certain low margin sales and are focusing on profitability rather than sales volume.  Although this strategy may impact our ability to achieve first-tier distributor status, we believe that focusing on profitability rather than volume is critical for our overall operations going forward.

(3)
Online sales increased by $702,814 or 125.2% period over period.  We have been working with business-to-consumer online vendors, including Taobao, by posting our products on their online platforms, which direct customers back to our website.  Such arrangement has exposed our online presence to a wider consumer base.  In addition, since the end of 2012, we have expended considerable efforts in identifying popular products that can drive sales.  As a result, we have seen steady growth in online sales.

Gross Profit

Gross profit decreased by $1,543,608 or 30.0% period over period primarily as a result of the contraction in wholesale business.   At the same time, gross margin increased from 15.7% to 23.6% from higher wholesale profit margin, offset by a lower retail profit margin.  The average gross margin for each of our three business segments are as follows:

	Three months ended June 30,
	2013	2012
Average gross margin for retail business	25.7%	26.0%
Average gross margin for wholesale business	18.6%	2.5%
Average gross margin for farming business	N/A	90.9%

Retail gross margin decreased primarily due to price adjustments that we made. Some adjustments were made to comply with government price controls. Others were made to stay competitive with local community hospitals that are able to sell at or near cost as their pharmacies are indirectly subsidized through the government. We also adjusted prices to match or better other competitors’ prices. Accordingly, overall retail gross profit margin decreased.

Wholesale gross margin increased because we are now focused on profitability for this segment such as by selling high margin products.  By comparison, our drive to generate sales volume by selling very low margin products created the low gross margin a year ago.

Selling and Marketing Expenses

Sales and marketing expenses decreased by $177,383 or 9.5% period over period.  The decrease in absolute dollars is mainly due to the strict expense budget we implemented in 2013 as well as closure of low performing drugstores, which slowed down rental increase and lowered depreciation expense related to store improvement.  However, such expenses as a percentage of our revenue increased to 11.0%, from 5.7% for the same period a year ago as a result of significantly lower wholesale revenue.  We expect future sales and marketing expenses to not deviate significantly from its current levels.

General and Administrative Expenses

General and administrative expenses decreased by $205,760 or 7.2% period over period.  Such expenses as a percentage of revenue increased to 17.2% from 8.7% for the same period a year ago.  The decrease in absolute dollars reflects our tight budget control as well as closure of low performing drugstores, which stemmed related overhead. The increase in percentage of revenue is mainly a result of a lower overall revenue base for the three months ended June 30, 2013. We expect future general and administrative expenses to remain at its current levels.

(Loss) Income from Operations

As a result of decreased sales revenue, we had loss from operations of $720,491, as compared to income from operations of $439,974 a year ago.  Our operating margin for the three months ended June 30, 2013 and 2012 was (4.7)% and 1.3%, respectively.

Income Taxes

Our income tax expense increased by $35,638 period over period due to tax levied on Jiuzhou Pharmacy’s profit.

Net Income

As a result of the foregoing, net income decreased by $1,322,391 period over period.

Conference Call Information

The Company will host a conference call to discuss its fiscal year 2014 first quarter results on Monday, August 19, 2013, at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-2068 from North America. International participants can access the call by dialling 1-480-629-9712. A live audio webcast of this conference call will be available under the Investor Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11 a.m. Eastern Time by dialling 1-877-870-5176 or -1-858-384-5517 with pin #4636469. The replay will also be available on the company website.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of August 14, 2013, the Company had 51 retail pharmacies in Hangzhou and Shanghai.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

See Accompanying Tables

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2013	March 31, 2013

A S S E T S

CURRENT ASSETS
Cash	$2,711,399	$4,524,094
Notes receivable	291,600	-
Trade accounts receivable, net	11,912,337	12,978,808
Inventories	9,127,235	8,586,999
Other receivables, net	320,355	157,849
Advances to suppliers, net	17,175,750	15,523,034
Restricted cash	3,540,685	2,162,837
Other current assets	2,027,463	1,221,499
Total current assets	47,106,824	45,155,120

PROPERTY AND EQUIPMENT, net	13,071,698	13,288,652

OTHER ASSETS
Long term deposits	2,805,695	2,760,665
Other noncurrent assets	5,470,095	5,431,326
Intangible assets, net	1,182,433	1,202,258
Total other assets	9,458,223	9,394,249

Total assets	$69,636,745	$67,838,021

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Short-term loan payable	$162,000	$-
Accounts payable, trade	15,374,922	13,780,211
Notes payable	7,136,683	7,186,453
Other payables	1,426,631	1,327,454
Other payables - related parties	1,419,650	1,224,417
Customer deposits	5,274,087	4,828,293
Taxes payable	375,473	371,633
Accrued liabilities	317,407	956,342
Total current liabilities	31,486,853	29,674,803

Purchase option derivative liability	2,944	15,609
Total liabilities	31,489,797	29,690,412

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of June 30, 2013 and March 31, 2013	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,609,003 shares issued and outstanding as of June 30, 2013 and March 31, 2013	13,609	13,609
Additional paid-in capital	16,637,085	16,609,747
Statutory reserves	1,309,109	1,309,109
Retained earnings	16,307,853	17,095,369
Accumulated other comprehensive income	3,881,445	3,121,654
Total stockholders' equity	38,149,101	38,149,488

Noncontrolling interests	(2,153)	(1,879)
Total equity	38,146,948	38,147,609

Total liabilities and stockholders' equity	$69,636,745	$67,838,021

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)

	For the three months ended June 30,
	2013	2012
REVENUES, NET	$15,336,519	$32,847,330

COST OF GOODS SOLD	11,735,350	27,702,553

GROSS PROFIT	3,601,169	5,144,777

SELLING EXPENSES	1,680,842	1,858,225
GENERAL AND ADMINISTRATIVE EXPENSES	2,640,818	2,846,578
TOTAL OPERATING EXPENSES	4,321,660	4,704,803

(LOSS) INCOME FROM OPERATIONS	(720,491)	439,974

OTHER (LOSS) INCOME, NET	(40,413)	98,698
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	12,665	(158)

(LOSS) INCOME BEFORE INCOME TAXES	(748,239)	538,514

PROVISION FOR INCOME TAXES	39,520	3,882

NET (LOSS) INCOME	(787,759)	534,632

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	243	255

NET (LOSS) INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(787,516)	534,887

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	759,791	55,270

COMPREHENSIVE (LOSS) INCOME	$(27,725)	$590,157

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,609,003	13,557,496
Diluted	13,609,003	13,598,686

EARNINGS PER SHARES:
Basic	$(0.06)	$0.04
Diluted	$(0.06)	$0.04

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(787,759)	$534,632
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	588,936	610,866
Stock compensation	27,338	49,758
Bad debt write-off and provision	1,181,478	1,114,673
Change in fair value of purchase option derivative liability	(12,665)	158
Change in operating assets:
Accounts receivable, trade	(190,989)	(7,712,451)
Notes receivable	(290,214)	(926,315)
Inventories	(398,271)	(526,099)
Other receivables	(159,171)	(236,873)
Advances to suppliers	(1,111,259)	(2,859,522)
Other current assets	(782,304)	17,561
Long term deposit	-	355,151
Other noncurrent assets	49,586	140,067
Change in operating liabilities:
Accounts payable, trade	1,363,429	5,201,905
Other payables and accrued liabilities	(570,952)	650,956
Customer deposits	365,295	695,089
Taxes payable	(2,212)	67,114
Net cash used in operating activities	(729,734)	(2,823,330)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(2,934)	(216,454)
Additions to leasehold improvements	(3,958)	(90,313)
Payments on construction-in-progress	(111,152)	-
Net cash used in investing activities	(118,044)	(306,767)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	161,230	-
Change in restricted cash	(1,336,189)	1,410,499
Change in notes payable	(166,196)	1,396,914
Change in other payables-related parties	194,973	99,996
Net cash (used in) provided by financing activities	(1,146,182)	2,907,409

EFFECT OF EXCHANGE RATE ON CASH	181,265	173,021

DECREASE IN CASH	(1,812,695)	(49,667)

CASH, beginning of period	4,524,094	3,833,216

CASH, end of period	$2,711,399	$3,783,549

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$9,529	$14,713
Transfer from construction-in-progress to leasehold improvement	-	1,985,391

The accompanying notes are an integral part of these condensed consolidated financial statements.